As filed with the Securities and Exchange Commission on January 24, 2022

No. 333-225467

No. 333-228580

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Post-Effective Amendment No. 1 to Form F-3 Registration Statement No. 333-225467

Post-Effective Amendment No. 1 to Form F-3 Registration Statement No. 333-228580

UNDER THE SECURITIES ACT OF 1933

INTELSAT S.A.

(Exact name of registrant as specified in its charter)

Grand Duchy of Luxembourg (State or other Jurisdiction of Incorporation or Organization)	98-1009418 (I.R.S. Employer Identification No.)

4, rue Albert Borschette

Luxembourg

Grand Duchy of Luxembourg

L-1246

+352 27-84-1600

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Michelle Bryan

General Counsel, Chief Administrative Officer and Secretary

4, rue Albert Borschette

Grand Duchy of Luxembourg

L-1246

+352 27-84-1600

(Name, Address and Telephone number, including area code, of Agent for Service)

With a copy to:

Joshua N. Korff, P.C.

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

(212) 446-4800

Approximate date of commencement of proposed sale to the public: Not applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box:  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box :  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company  ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

DEREGISTRATION OF SECURITIES

Intelsat S.A., a société anonyme organized under the laws of the Grand Duchy of Luxembourg (the “Company”), is filing these post-effective amendments (these “Post-Effective Amendments”) to deregister all securities unsold under the following Registration Statements on Form F-3 (the “Registration Statements”):

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Registration Statement No. 333-225467, filed on June 6, 2018, registering an indeterminate number or principal amount of the Company’s common shares, nominal value $0.01 per share (the “Common Shares”).

•	Registration Statement No. 333-228580, filed on November 28, 2018, registering an aggregate amount of 11,500,000 Common Shares, with an aggregate offering price not to exceed $260,130,000.

On May 13, 2020, the Company and certain of its direct and indirect subsidiaries filed voluntary petitions for relief (the “Chapter 11 Cases”) under chapter 11 of title 11 of the United States Code in the United States Bankruptcy Court for the Eastern District of Virginia (the “Bankruptcy Court”). On December 17, 2021, the Bankruptcy Court entered an order (the “Confirmation Order”) confirming the Fourth Amended Joint Chapter 11 Plan of Reorganization of Intelsat S.A. and Its Debtor Affiliates (the “Plan”). The Company expects that the effective date of the Plan will occur once all conditions precedent to the Plan have been satisfied.

As a result of the Chapter 11 Cases and in accordance with the Plan, the Company has terminated all offerings of securities pursuant to the Registration Statements. In accordance with an undertaking made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remained unsold at the termination of such offering, the Company hereby removes from registration by means of these Post-Effective Amendments all such securities registered but unsold under the Registration Statements. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities and the Company hereby terminates the effectiveness of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “Act”), the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of McLean, Commonwealth of Virginia, on January 24, 2022.

INTELSAT S.A.

By:	/s/ Michelle Bryan
Name:	Michelle Bryan
Title:	General Counsel, Chief Administrative Officer and Secretary

No other person is required to sign these Post-Effective Amendments to the Registration Statements in reliance upon Rule 478 under the Act.

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